Exhibit 10.1

AMENDED AND RESTATED FORBEARANCE AGREEMENT AND AMENDMENT TO SEPTEMBER 2024 NOTE

THIS AMENDED AND RESTATED FORBEARANCE AGREEMENT AND AMENDMENT TO SEPTEMBER 2024 NOTE (this “Agreement”) is entered into as of this 19th day of SEPTEMBER, 2024 (the “Effective Date”), by and among Onconetix, Inc., a Delaware corporation (“Borrower”), and Veru Inc., a Wisconsin corporation (“Holder”). Capitalized terms not otherwise defined herein shall have the meanings given to such terms in the Promissory Notes (as defined below). This Agreement amends and supersedes the Original Forbearance Agreement (as defined below), and amends the September 2024 Promissory Note (as defined below).

RECITALS AND STIPULATIONS

A. Borrower and Holder are parties to a certain Promissory Note, dated as of April 19, 2023, and due on April 19, 2024 (the “April 2024 Promissory Note”) and a certain Promissory Note, dated as of April 19, 2023, and due on September 30, 2024 (as amended hereby, the “September 2024 Promissory Note” and together with the April 2024 Promissory Note, the “Promissory Notes”);

B. On April 24, 2024, Borrower and Holder entered into a Forbearance Agreement (the “Original Forbearance Agreement”) to, among other things, extend the maturity date of the April 2024 Promissory Note, pursuant to which Borrower has remitted an aggregate of $304,536 of the principal to Holder as of the Effective Date;

C. Borrower has requested that Holder extend the maturity date of the September 2024 Promissory Note and to otherwise amend the September 2024 Promissory Note on the terms and conditions set forth herein, and Holder has agreed to so extend and amend upon the terms and subject to the conditions set forth in this Agreement;

D. On September 29, 2023, Borrower and Holder entered into an Amendment to Asset Purchase Agreement (the “Amendment“) which, among other things, provided for the issuance to Holder of 3,000 shares of Series A Convertible Preferred Stock (the “Series A Preferred Stock”) of Borrower; and

E. Borrower and Holder acknowledge and agree that this Agreement has been negotiated in good faith.

NOW, THEREFORE, in consideration of the recitals and stipulations set forth above and the mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Borrower and Holder hereby agree as follows:

AGREEMENT

1. Definitions. As used in this Agreement, the following terms have the following meanings. Capitalized terms not defined herein shall have the meanings ascribed to them in the Promissory Notes.

(a) “Change of Control Default” means any obligation of Borrower to make any mandatory prepayment pursuant to Section 3(b) of the Promissory Notes that may have become due in connection with Borrower’s acquisition of Proteomedix AG or that may become due in connection with the issuance of shares of Borrower’s common stock upon the conversion of the shares of preferred stock issued by Borrower pursuant to Borrower’s acquisition of Proteomedix AG.

(b) “Event of Default” has the meaning assigned to such term in section 8 of this Agreement.

(c) “April 2024 Forbearance Period” means the period of time commencing on April 24, 2024 and terminating on the earlier to occur of: (i) the April 2024 Termination Date or (ii) the occurrence of any Event of Default under this Agreement.

(d) “Obligations” means collectively all indebtedness and obligations of Borrower to Holder, whether any such indebtedness or obligation is now or hereafter existing, including, without limitation, all amounts which Borrower has agreed to pay to Holder in any of the Promissory Notes or this Agreement.

(e) “April 2024 Termination Date” means March 31, 2025.

(f) “September 2024 Extension Period” means the period of time commencing on September 30, 2024, at 5:00 p.m. Eastern Time and terminating on the earlier to occur of: (i) the September 2024 Extended Maturity Date or (ii) the occurrence of any Event of Default under this Agreement.

(g) “September 2024 Extended Maturity Date” means June 30, 2025.

2. General Acknowledgments. Borrower acknowledges and agrees to the following:

(a) Borrower hereby acknowledges the accuracy of the representations set forth in the Recitals and Stipulations of this Agreement;

(b) Neither this Agreement nor any other agreement entered in connection herewith or pursuant to the terms hereof shall be deemed or construed to be a compromise, satisfaction, reinstatement, accord and satisfaction, novation or release of any of the Promissory Notes, or any rights or obligations thereunder, or a waiver by Holder of any of its rights under the Promissory Notes or at law or in equity; and

(c) Borrowers reaffirm that the Promissory Notes are valid, binding and enforceable against Borrower in accordance with their respective terms, as modified by provisions of this Agreement, and acknowledge that Borrower is liable to Holder for the full amount of the principal, interest and any fees or other charges evidenced by the Promissory Notes, without offset, deduction, claim, counterclaim, defense or recoupment of any kind. Prior to the Effective Date, except as set forth in the Original Forbearance Agreement, there have been no modifications, amendments, or changes to any of the Promissory Notes except pursuant to a writing signed by Holder and each other party thereto. Except as expressly provided to the contrary herein, (i) all of Holder’s rights and remedies available under the Promissory Notes and at law and in equity remain unchanged and available without restriction; (ii) the terms of the Promissory Notes remain in full force and effect; and (iii) the obligations and duties of Borrower to Holder will not be released, impaired, diminished, or amended as a result of the execution and delivery of this Agreement or by any subsequent undertakings of the parties.

(d) A material event of default has occurred and is continuing under the April 2024 Promissory Note by reason of Borrower’s failure to pay the balance due on the April 2024 Promissory Note at maturity, on April 19, 2024 (the “Existing Default”).

(e) As a result of the Existing Default, all amounts due under the April 2024 Promissory Note are currently due and payable without restriction. Borrower hereby waives all of its rights to receive notice of or cure the Existing Default.

(f) None of this Agreement, any documents delivered in connection with this Agreement, or any course of dealing between or among any of the parties hereto, is intended to operate, nor shall they be construed, as a waiver of the Existing Default or any other existing or future defaults or events of default under any of the Promissory Notes, as to which all rights of Holder shall remain reserved.

(g) The forbearance by Holder as provided herein shall result in a direct and substantial benefit to Borrower.

3. Confirmation of Indebtedness. Borrower confirms and acknowledges that, as of the Effective Date, it is indebted and obligated to Holder under the Promissory Notes in the aggregate principal amount of $10 million, plus any interest that becomes due and owing either by the terms of the Promissory Notes or the terms of this Agreement, without offsets, deductions, counterclaims or defenses of any kind or character whatsoever.

4. Forbearance.

(a) Subject to the terms and conditions of this Agreement, Holder agrees that (i) during the April 2024 Forbearance Period, Holder will forbear from exercising its rights and remedies on account of the Existing Default, (ii) during the April 2024 Forbearance Period and thereafter during the remainder of the September 2024 Extension Period, Holder will forbear from exercising its rights and remedies on account of the Change of Control Default, and (iii) Section 4(b) of the Promissory Notes shall not apply during the April 2024 Forbearance Period nor thereafter during the remainder of the September 2024 Extension Period.

(b) Holder has no obligation to, has not agreed to, nor has it made any representation that it will, and this Agreement shall not constitute an agreement by or require Holder to, renew or extend the April 2024 Forbearance Period or the September 2024 Extension Period, grant additional forbearance or extension periods, or extend the time for payment of any of the Obligations, except as described herein.

(c) Interest at the rate of 10% per annum shall accrue on any unpaid principal balance of the April 2024 Promissory Note commencing on April 20, 2024 through the date that the outstanding principal balance under the April 2024 Promissory Note is paid in full. Any such accrued interest shall become immediately due and payable upon the earlier of (i) an Event of Default, and will continue to accrue and be immediately due while such Event of Default is continuing, (ii) a payment default of Borrower pursuant to Section 4(a) of the September 2024 Promissory Note, and (iii) the final payment of any principal amount payable under the September 2024 Promissory Note. For the avoidance of doubt, no interest has accrued under either Promissory Note with respect to any default that has or may have occurred on or prior to April 19, 2024, and no interest shall accrue under the September 2024 Promissory Note prior to October 1, 2024.

5. Payments During the April 2024 Forbearance Period. During the April 2024 Forbearance Period, Borrower shall make the following required payments towards the remaining principal balance payable under the April 2024 Promissory Note:

(a) Borrower shall pay Holder monthly payments equal to 25% of (i) the monthly cash receipts of Proteomedix AG for the licensing or sale of any products or services, (ii) monthly cash receipts of Borrower or any of its subsidiaries for the sales of Proclarix anywhere in the world, and (iii) monthly cash receipts of Borrower or any of its subsidiaries for milestone payments or royalties from Labcorp (collectively, the “Cash Receipt Payments”). Such Cash Receipt Payments shall be paid on the 20th calendar day of each month (or the first business day thereafter), commencing on October 20, 2024. Borrower shall pay Holder a payment on September 26, 2024 for August cash receipts shall be based equal to 15% of (i) the monthly cash receipts of Proteomedix AG for the licensing or sale of any products or services, (ii) monthly cash receipts of Borrower or any of its subsidiaries for the sales of Proclarix anywhere in the world, and (iii) monthly cash receipts of Borrower or any of its subsidiaries for milestone payments or royalties from Labcorp.

(b) Borrower shall pay to Holder, within three business days of the consummation thereof, an amount equal to 20% of the net proceeds from any transaction (other than a transaction described in Section 5(a) above) in which Borrower or any of its subsidiaries receives any proceeds from or in connection with (i) any sale of any debt, equity or other securities, (ii) any other incurrence of any indebtedness or (iii) any sale, transfer or license of any assets of Borrower or any of its subsidiaries outside the ordinary course of business, including, without limitation, any merger, reverse merger or other similar transaction, that is consummated between April 24, 2024 and June 30, 2025, it being understood that, if there are multiple such transactions, then there will be multiple payments to Holder under this provision. Previous payments made to Holder during the April 2024 Forbearance Period shall not be amended or modified based on this provision.

(c) Borrower shall repay to Holder the outstanding principal balance of the April 2024 Promissory Note, together with all accrued and unpaid interest thereunder, and all costs, fees and expenses for which Borrower is obligated to reimburse Holder, upon termination of the April 2024 Forbearance Period.

(d) Payments pursuant to Section 5(a) and (b) shall be allocated and applied first to accrued and unpaid interest under the April 2024 Promissory Note and then any remainder to the outstanding principal amount of the April 2024 Promissory Note.

6. September 2024 Extension Period and Related Payments. Holder agrees to extend the Maturity Date of the September 2024 Promissory Note subject to the following terms and conditions:

(a) Holder agrees to extend the Maturity Date (as such term is defined in the September 2024 Promissory Note) to June 30, 2025.

(b) Interest at the rate of 10% per annum shall accrue on any unpaid principal balance of the September 2024 Promissory Note commencing on October 1, 2024 through the date that the outstanding principal balance under the September 2024 Promissory Note is paid in full. Any such accrued interest shall become immediately due and payable upon the earlier of (i) an Event of Default, and will continue to accrue and be immediately due while such Event of Default is continuing, (ii) a payment default of Borrower pursuant to Section 4(a) of the September 2024 Promissory Note, and (iii) the final payment of any principal amount payable under the September 2024 Promissory Note.

(c) Any amounts owed on the September 2024 Promissory Note, including but not limited to unpaid principal and accrued interest, shall be paid in cash or, upon the mutual written consent of Borrower and Holder, in Borrower common stock or a combination of cash and Borrower common stock.

(d) During the September 2024 Extension Period but only following full repayment of all principal and interest under the April 2024 Promissory Note, Borrower shall make the same payments set forth in Sections 5(a) and 5(b) herein towards the remaining principal balance payable under the September 2024 Promissory Note. Payments pursuant to this section shall be allocated and applied first to accrued and unpaid interest under the September 2024 Promissory Note and then any remainder to the outstanding principal amount of the September 2024 Promissory Note.

(e) Borrower shall repay to Holder the outstanding principal balance of the September 2024 Promissory Note, together with all accrued and unpaid interest thereunder, and all costs, fees and expenses for which Borrower is obligated to reimburse Holder, upon termination of the September 2024 Extension Period.

(f) Notwithstanding the foregoing, if the aggregate unpaid principal outstanding under the April 2024 Promissory Note and the September 2024 Promissory Note and all accrued and unpaid interest thereon is repaid in cash on or before December 31, 2024, then the total principal balance under the September 2024 Promissory Note that shall be payable by Borrower in satisfaction of its obligations under the September 2024 Promissory Note shall be reduced from $5,000,000 to $3,500,000.

7. Promissory Notes Cross-Defaulted. Notwithstanding anything in the Promissory Notes to the contrary, a default or event of default occurring on or after the Effective Date under any of the Promissory Notes shall constitute a default and event of default under each of the Promissory Notes and an Event of Default hereunder shall constitute a default and event of default under each of the Promissory Notes.

8. Events of Default. An Event of Default shall exist under this Agreement upon:

(a) Any breach or default in performance by Borrower of any of the agreements, payments, terms, conditions, covenants, warranties, or representations set forth in this Agreement;

(b) the occurrence of an Event of Default as set forth in Section 4(c) or (d) of the Promissory Notes;

(c) Borrower becomes the subject of state insolvency proceedings or makes an assignment for the benefit of creditors, or a receiver, trustee, custodian, or other similar official is appointed for, or takes possession of any of the property of, Borrower; or

(d) Borrower files a petition to become a debtor under the United States Bankruptcy Code, or an involuntary petition under the United States Bankruptcy Code is filed against any Borrower, or an order for relief under the United States Bankruptcy Code is entered with respect to Borrower.

9. Termination of April 2024 Forbearance Period; Remedies. Upon the earlier to occur of the April 2024 Termination Date or an Event of Default, in addition to any other rights or remedies available to Holder:

(a) The April 2024 Forbearance Period shall terminate automatically and immediately without notice; and

(b) Holder’s obligation to forbear as provided herein shall terminate immediately and automatically without notice and Holder shall be entitled to exercise any and all of its rights and remedies, including, without limitation, any and all rights and remedies under the Promissory Notes, this Agreement, or applicable law, or in equity, with respect to Borrower.

10. Additional Agreements.

(a) Borrower shall reimburse Holder for its out-of-pocket expenses up to $7,500 in connection with the negotiation and execution of this Agreement, including legal fees, within ten business days of receipt of an invoice from Borrower.

(b) Borrower represents and warrants that at the Annual Meeting of Stockholders of Borrower held on September 5, 2024, all proposals set forth in the definitive proxy statement on Schedule 14A filed by Borrower with the Securities and Exchange Commission on August 1, 2024 (as supplemented or amended) were duly approved by the requisite vote of Borrower’s stockholders. Borrower and Holder hereby agree that, notwithstanding anything in the Amendment to the contrary, the shares of Series A Preferred Stock shall convert into shares of Borrower’s common stock (the “Conversion Shares”) only upon delivery by Holder of a conversion notice in accordance with the terms of the Series A Preferred Stock in the form attached as Exhibit B hereto. Holder understands that any Conversion Shares issued prior to the first anniversary of the date of issuance of the Series A Preferred Stock to Holder may be notated with the legend set forth on Exhibit A hereto. Borrower agrees that, promptly following the first anniversary of the date of issuance of the Series A Preferred Stock to Holder, Borrower shall cause any Conversion Shares not have any legend (including the legend set forth on Exhibit A hereto) or other restriction on transfer under the Securities Act of 1933, including, without limitation, causing any necessary legal opinions (at Borrower’s expense) or other instructions to be issued to Borrower’s transfer agent, and if so instructed by Holder to cause the Conversion Shares to be issued to a broker designated by Holder to be held in “street name” for Holder.

11. Incorporation of Other Documents. The Promissory Notes are expressly reaffirmed and incorporated herein by this reference, and shall remain in full force and effect and continue to govern and control the relationship between the parties hereto except to the extent they are inconsistent with, amended or superseded by this Agreement. To the extent of any inconsistency, amendment or superseding provision, this Agreement shall govern and control.

12. Notice. All notices or demands hereunder to parties hereto shall be made in accordance with the Promissory Notes.

13. Waiver and Release of Claims. Borrower, for itself and each and all of its respective officers, employees, agents, shareholders, general partners, limited partners, members, directors, managers, trustees, grantors, settlors, heirs, beneficiaries, successors, and assigns, does hereby fully, unconditionally, and irrevocably waive, and release Holder and its officers, managers, employees, agents, directors, shareholders, members, affiliates, attorneys, successors, and assigns (each a “Released Party”) of and from, any and all claims, liabilities, obligations, causes of action, defenses, counterclaims, and setoffs, of any kind, whether known or unknown and whether in contract, tort, statute, or under any other legal theory, arising out of or relating to any act or omission by Holder or any other Released Party, on or before the Effective Date.

14. Amendments. This Agreement may not be amended or modified except in a writing signed by Holder and Borrower.

15. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of Borrower and Holder and their respective successors, heirs (where appropriate) and assigns. Holder does not undertake to give or to do or refrain from doing anything directly to or for the benefit of any person other than Borrower and, with respect to Borrower, other than as described herein. Although third parties may incidentally benefit from this Agreement, there are no intended beneficiaries other than Borrower and Holder.

16. Waivers Voluntary. The releases and waivers contained in this Agreement are freely, knowingly and voluntarily given by each party, without any duress or coercion, after each party has had opportunity to consult with its counsel and has carefully and completely read all of the terms and provisions of this Agreement.

17. Governing Law. This Agreement is made in the State of Delaware and the validity of this Agreement, any documents incorporated herein or executed in connection herewith, and (notwithstanding anything to the contrary therein) the Promissory Notes, and the construction, interpretation, and enforcement thereof, and the rights of the parties thereto shall be determined under, governed by and construed in accordance with the internal laws of The State of Delaware, without regard to principles of conflicts of law.

18. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same agreement. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto.

19. Waiver. The terms of this Agreement may not be waived, amended, or supplemented except in a writing signed by all parties hereto. This Agreement shall not be construed against the drafter hereof.

20. Severability. If any part, term or provision of this Agreement is held by a court of competent jurisdiction to be illegal, unenforceable or in conflict with any law of the State of Delaware, federal law or any other applicable law, the validity and enforceability of the remaining portions or provisions of this Agreement shall not be affected thereby.

21. Further Assurance. Borrower agrees to execute such other and further documents and instruments as Holder may request to implement the provisions of this Agreement and to perfect and protect the liens and security interests created by the Promissory Notes.

22. No Waiver. No delay or omission of Holder in exercising any of its rights, remedies, or powers arising from the Existing Default or any Event of Default shall be construed as a waiver or an acquiescence thereof, nor shall any single or partial exercise of any such rights, remedies, or powers preclude any further exercise thereof or the exercise of any other right, remedy, or power arising from the Existing Default or any Event of Default. Holder’s acceptance of any payment on account of any of the Obligations or other performance by Borrower after the occurrence of an Event of Default shall not constitute a waiver of such Event of Default, any other Event of Default, or any of Holder’s rights or remedies.

23. Application of Payments. Except as expressly set forth herein to the contrary, Holder may apply any and all payments it receives from Borrower to the Obligations as Holder shall determine in its sole discretion.

24. Integration. This Agreement and the Promissory Notes are intended by the parties as the final expression of their agreement and therefore incorporate all negotiations of the parties hereto and are the entire agreement of the parties hereto. Borrower acknowledges that it is relying on no written or oral agreement, representation, warranty, or understanding of any kind made by Holder or any employee or agent of Holder except for the agreements by Holder set forth herein or in the Promissory Notes. Except as expressly set forth in this Agreement, the Promissory Notes remain unchanged and in full force and effect. No provision of this Agreement shall amend or supersede any provisions of the Amendment except for automatic conversion of the Series A Preferred Stock as provided in Section 10(b).

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IN WITNESS WHEREOF, Borrower and Holder, by their duly authorized representatives, have caused this Forbearance Agreement to be executed in the manner and form sufficient to bind them as of the Effective Date.

HOLDER:		BORROWER:

VERU INC.		ONCONETIX, INC.

By:	/s/ Mitchell S. Steiner, M.D., F.A.C.S.	By:	/s/ Karina M. Fedasz
	Mitchell S. Steiner, M.D., F.A.C.S.		Karina M. Fedasz
	Chairman, President and Chief Executive Officer		Interim Chief Financial Officer

[Signature Page to Forbearance Agreement]